Exhibit 10.7

CONSULTING AGREEMENT

Consulting Agreement dated as of November 13, 2015 by and among Q BioMed Inc., (“Company”), and Pharmafor Ltd (the “Consultant”).

W I T N E S S E T H:

The Company desires to engage the services of the Consultant for purposes of technology assessment and product development and more specifically for those services set forth below (collectively, the “Consultancy Services”).

Consultant is desirous of performing the Consultant Services on behalf of the Company and desires to be engaged and retained by the Company for such purposes.

Accordingly, in consideration of the recitals, promises and conditions in this Agreement, the Consultant and the Company agree as follows:

1.           Consultant Services.  The Company hereby retains the Consultant to provide expertise in the areas of technology assessment and product development to the Company’s management and board of directors, and the Consultant accepts such retention all on the terms and conditions herein contained.     Specific services are:

(a)           to assist the Company all scientific and technology development activities and direction;

(b)	to assist the Company in the implementation of new asset identification and analysis of those assets; and

(c)	to assist the Company in the analysis and negotiation of any financial transactions related to the licensing or acquisition of assets determined to be a strategic fit.

2.           Term.

 (a)           Subject to this Section 2(a), the initial term (the “Initial Term”) of this Agreement shall be for a one-year period commencing on June 1, 2015. The term will automatically renew unless terminated by mutual consent.

3.           Compensation.  The Company shall pay and deliver to the Consultant:

•	Monthly retainer of USD$2500 once the Company has raised a minimum of $1,000,000 in the aggregate – anticipated to be by end Q1 2016.

•	The cash component of the fee will be reviewed and amended by mutual agreement based upon the level of time and projects the consultant is involved with.

•	Share options as deemed appropriate by the compensation committee;

•
An engagement fee of 100,000 five-year warrants priced at $3.00 with a cashless exercise option and vesting quarterly, 25000 per quarter. Converted shares will be subject to leak out provisions once freely tradable either by SEC rules as they pertain to insiders or if no longer applicable, to a 25% per 90-day leak-out provision, voluntarily agreed to on execution of this Agreement (“Common Shares”).

Exhibit 10.7, 1

4.           Expenses:  The Company will reimburse Consultant for all reasonable expenses incurred during performance of duties as Consultant. Reasonable expenses will include business travel on transatlantic flights.

5.           Termination:  Either the Company or Consultant can terminate this Agreement by giving Ninety (90) days’ written notice.   Company agrees not to terminate (unless for cause) this Agreement during the Initial Term unless there is clear evidence the Consultant is not performing its required duties hereunder in good faith. If the Company terminates the Agreement prior to the end of the Initial Term (without cause), the Consultant shall be entitled to any outstanding unpaid portion of reimbursable expenses, if any, and for the remainder of the unexpired portion of the applicable term (Initial Term or an agreed extension period) of the Agreement.

5.           Duties of the Company.

(a)           The Company shall supply the Consultant, on a regular and timely basis, with all approved data and information about the Company, its management, its products and its operations, and the Company shall be responsible for advising the Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to the Consultant so that the Consultant may take corrective action.

(b)           The Company shall promptly supply the Consultant with:  full and complete copies of all filings with all federal and state securities agencies; full and complete copies of all stockholder stock reports and communications, whether or not prepared with the Consultant’s assistance; all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and all product/services brochures, sales materials, etc.

(c)           The Company shall contemporaneously notify the Consultant if any information or data being supplied to the Consultant has not been generally released to the public.

(d)           Other specific obligations of the Company hereunder include the obligation to make all payments and/or deliveries of securities required hereunder (including, but not limited to the Common Shares) as due.

7.            Representatives and Indemnification by Company.

(a)           The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, information and data which it supplies to the Consultant and the Company acknowledges its awareness that the Consultant will rely on such continuing representation in disseminating such information.

(b)           The Consultant, in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company.

(c)           The Company hereby agrees to indemnify the Consultant against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultant’s reliance on: (i) the general availability of information supplied to the Consultant and the Consultant”s ability to promulgate such information; and (ii) the accuracy and continuing accuracy of such facts, material, information and data, unless the Consultant has been negligent in fulfilling its duties and obligations hereunder.

Exhibit 10.7, 2

8.            Representatives and Indemnification by Consultant.

The Consultant agrees to provide the Consultant Services hereunder in a manner consistent with the performance standards observed by other professionals undertaking such functions.

9.           Mutual Indemnification.

Subject to the specific indemnifications found in Section 7 and 8 of this Agreement, each party shall indemnify and hold harmless the other party and its affiliates, directors, officers, employees, partners, contractors or agents, from and against any and all claims, actions, causes of action, demands, or liabilities of whatsoever kind and nature, including judgments, interest, reasonable attorneys’ fees, and all other costs, fees, expenses, and charges (collectively, “Claims”) to the extent that such Claims arise out of or were caused by the negligence, gross negligence, or willful misconduct of the indemnifying party or from any breach of the Agreement by the indemnifying party.

10.           Confidentiality and Other Provisions.

(a)           The Consultant shall not, except as authorized or required to perform the Consultant Services, reveal or divulge to any person or Company any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company, which may come to its knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to it and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to each Company’s business or may be likely so to do.  This restriction shall continue to apply after the termination of this Agreement for a period of two (2) years and shall cease to apply to information or knowledge, which may come into the public domain.  The Consultant shall comply with such directions, as the Company shall make to ensure the safeguarding or confidentiality of all such information.

(b)           During the term of this Agreement, the Consultant shall devote sufficient time, within the bounds of the overall time agreed, attention, and ability to the business of the Company, and to any associated Company, as is reasonably necessary for the proper performance of the Consultancy Services pursuant to this Agreement.   During the term of this Agreement, the Consultant shall:

(i)           at all times perform the Consultancy Services to the best of its abilities and in the best interests of the Company; and

(ii)           devote such of its time, within the bounds of the agreed time, labor and attention to the business of the Company as it, in its sole discretion, deems necessary for the proper performance of the Consultant’s obligations under this Agreement.

11.           Relationship of Parties.  The Consultant is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workers’ compensation insurance.  This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties.

Exhibit 10.7, 3

12.           Miscellaneous.

(a)           Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

(b)           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern Standard time) on a Business Date, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 4:30 p.m. (Eastern Standard time) on any date and earlier than 11:59 p.m. (Eastern Standard time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

If to the Company:

Address: 501 Madison Ave, 14th Floor
New York NY 10022
  William Rosenstadt (General Counsel) or Denis Corin (CEO)
Email: dcorin@qbiomed.com

If to the Consultant: Pharmafor Ltd

Address: The Magdalen Centre
  The Oxford Science Park
  Oxford, Oxon, OX4 4GA
  David Laskow-Pooley, Director
Email:  david@pharmafor.com

or such other address as may be designated in writing hereafter, in the same manner, by such party.

(c)           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Consultant, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(d)           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  All words used in this Agreement will be construed to be of such number and gender as the circumstances require.

Exhibit 10.7, 4

(e)           Successors and Assigns.  This Agreement is intended only for the benefit of, shall be binding upon and inure to the benefit of the parties and their respective successors.  Anything in the foregoing to the contrary notwithstanding, subject to compliance with applicable securities laws, the Consultant may assign and/or transfer all or a portion of the consideration payable by the Company hereunder.

(f)           Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States Federal District Court for the Southern District of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper under such court’s jurisdiction.

(g)           Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

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Exhibit 10.7, 5

(h)           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including the recovery of damages, the Consultant will be entitled to specific performance of the obligations of the Company hereunder.  The Company and the Consultant agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in this Agreement and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

 IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

“Consultant”

/s/ David Laskow-Pooley
David Laskow-Pooley

On behalf of Pharmafor Ltd

“Company”

By: /s/Denis Corin
       Denis Corin
       CEO

Exhibit 10.7, 6